EXHIBIT 10.1

RETIREMENT AGREEMENT

AGREEMENT made May 15, 2008 among TravelCenters of America LLC (“TA”), TravelCenters of America Holding Company LLC (successor to TravelCenters of America, Inc., “Holding”), TA Operating LLC (successor to TA Operating Corporation, “Operating” and together with Holding, the “Employers”) and Joseph A. Szima (“Szima”).

RECITAL

Szima and Holding are parties to a Success Bonus Letter dated July 28, 2006 (amended October 2, 2006, “2006 Letter”), a Stay Bonus Letter dated January 30, 2007 (“2007 Letter”) and certain other unwritten agreements relating to Szima’s employment by the Employers (collectively, the “Employment Related Agreements”).  Szima has also received shares of TA pursuant to a Restricted Share Agreement dated November 26, 2007 (the “Share Agreement”).  Szima and the Employers desire to provide for Szima’s cooperation with regard to transitional duties in planning for his retirement and end of employment with the Employers, Szima desires to be relieved of his responsibilities as an executive officer of TA and its subsidiaries and Szima and TA desire to provide for continued vesting of the shares of TA which Szima received under the Share Agreement.

NOW, THEREFORE, the parties covenant and agree as follows:

Section 1.                                            Employment Related Agreements.  Szima acknowledges that he has received all payments due him under the 2006 Letter and that the aggregate amount due him under all other Employment Related Agreements is $663,699 (the “Payment”), which Payment will be paid on January 31, 2009.  The Payment is agreed to satisfy any and all obligations and understandings (except as otherwise specifically set forth in this Agreement), both written and oral, that may exist among Szima, TA and the Employers .   The Payment will be subject to reduction for federal, state and local taxes and other regular payroll deductions.

Section 2.                                            Resignation.  By execution of this Agreement, Szima hereby resigns as Executive Vice President of Marketing of TA and of each of TA’s subsidiaries, effective May 20, 2008 (the “Resignation Date”).

Section 3.                                            Duties.  From the date of this Agreement through May 20, 2008 (the “Full Time Employment Period”), Szima will continue to devote his full working time and energies to the business and affairs of TA and shall have such duties and perform such tasks associated with transitioning his responsibilities and such other duties and tasks for TA and its subsidiaries as are reasonably assigned to him from time to time by the President and Chief Executive Officer of TA.  From May 21, 2008 through January 31, 2009 (the “Part Time Employment Period”) Szima will make himself available to provide services to TA and its subsidiaries at reasonable times and on reasonable advance notice.

Section 4.                                            Compensation and Vesting.

(a)                                  During the Full Time Employment Period, Szima will continue to receive his base salary at the rate of $345,000 per year ($28,750 per month), payable in bi-monthly installments in accordance with Employers’ current practice including participation in such benefit arrangements of the Employers in which Szima is participating in as of the date of this Agreement.   During the Part Time Employment Period, Szima will receive $14,375 per month, payable in monthly installments in accordance with Employers’ current practice and continue participating in the Employers’ group health plan paying the same portion of the premiums for such medical coverage as if Szima had remained a full time employee of the Employers but will not participate in any other benefit arrangements.  Additionally, if the Employers desire Szima to provide specific services during the Part Time Employment Period, they shall so advise him in writing and pay and hourly fee of $172.50 as well as reimburse Szima for approved out-of-pocket expenses.  At the expiration of the Part Time Employment Period, the Employers will provide separate written notification of Szima’s rights under COBRA to continue participation in the Employers’ group health plan provided that if Szima (and/or his spouse and/or dependents) properly elect continued medical COBRA coverage, Szima (and/or his spouse and/or dependents) shall each pay the full premium for such medical coverage provided the obligation of the Employers under this sentence shall cease on June 30, 2010; thereafter, if the Employers are permitted, after making commercially reasonable efforts, to provide continued medical coverage under the Employers’ group health plans, Szima (and/or his spouse and/or dependents) may continue to participate until November 30, 2016, so long as each pays the full premium and costs for such medical coverage. All payments to Szima under this Section 4(a) shall be subject to reduction for federal, state and local taxes and other regular payroll deductions.  For avoidance of doubt, the Employers’ current group health plan coverage of transitioned senior employees will be revised to provide for Szima’s eligibility through November 30, 2016; open enrollment renewal will be required of Szima annually and continued participation is contingent upon the Employers continuing to offer group health plan coverage to employees generally.

(b)                                 Szima and TA agree that for purposes of Section 2(b) of the Share Agreement, Szima shall be deemed to be providing “significant services” to TA through the earlier of (i) November 26, 2011 (i.e., the date on which the Shares (as defined in the Share Agreement) issued to Szima pursuant to the Share Agreement would be fully vested pursuant to the terms thereof), and (ii) the date on which Szima commits a breach of any of the Restrictive Covenants (defined below).

Section 5.                                            Covenants.  Szima acknowledges that (i) TA and its subsidiaries are engaged in the business of operating a travel center and truckstop network, with facilities that provide motor fuel pumping along with one or more of the following services:  truck care and repair services, fast food restaurants, a full-service restaurant, a convenience store, showers, laundry facilities, telephones, recreation rooms, truck weighing scales and other compatible business services approved by TA (the “Business”); (ii) Szima’s work for the Business has given him, and will continue to give him, trade secrets of, and confidential and/or proprietary information concerning, the Business; (iii) the agreements and covenants contained in this Section 5 are essential to protect the Business and the goodwill associated with it.  Accordingly, Szima covenants and agrees as follows:

(a)   Confidential Information.  During the Employment Period, the Part Time Employment Period and at any time thereafter, Szima shall not (i) disclose to any person not employed by TA or a subsidiary, or not engaged to render services to TA or a subsidiary or (ii) use for the benefit of himself or others, any confidential information of TA, any of TA’s subsidiaries or of the Business obtained by him, including, without limitation, “know-how,” trade secrets, details of customers’, suppliers’, manufacturers’ or distributors’ contracts with TA or any of TA’s subsidiaries, pricing policies, financial data, operational methods, marketing and sales information, marketing plans or strategies, product development techniques or plans, plans to enter into any contract with any person or any strategies relating thereto, technical processes, designs and design projects, and other proprietary information of TA, TA’s subsidiaries or of the Business or the business of any of TA’s subsidiaries; provided, however, that this provision shall not preclude Szima from (a) making any disclosure required by law or court order or (b) using or disclosing information (i) known generally to the public (other than information known generally to the public as a result of a violation of this Section 5(a) by Szima), (ii) acquired by Szima independently of his affiliation with TA or any of TA’s subsidiaries, or (iii) of a general nature (that is, not related specifically to the Business) that ordinarily would be learned, developed or obtained by individuals similarly active and/or employed in similar capacities by other companies in the same Business as TA or any of TA’s subsidiaries.  Szima agrees that all confidential information of  TA or any of TA’s subsidiaries shall remain TA’s or TA’s subsidiaries, as the case may be, and to promptly return any confidential information embodied in any physical or electronic medium to the owner thereof upon the termination of Szima’s employment with TA or at any other time on request.

(b)  Nonsolicitation by Restricted Persons.  From the date hereof through April 30, 2010, Szima shall not, directly or indirectly, (a) solicit any employee to leave the employment of TA or the employment of any of TA’s subsidiaries or (b) hire any employee who has left the employ of TA or the employ of any of TA’s subsidiaries  within six (6) months after termination of such employee’s employment with TA or such employee’s employment with any of TA’s subsidiaries, as the case may be (unless such employee was discharged by TA without cause).

(c)  Cooperation.  From and after the date hereof, Szima shall reasonably cooperate with TA and its subsidiaries with respect to all matters arising during or related to his employment, including all matters (formal or informal) in connection with any government investigation, internal investigation, litigation (potential or ongoing), regulatory or other proceeding which may have arisen or which may hereafter arise.  TA will reimburse Szima for all out-of -pocket expenses (not including lost time or opportunity), and will provide appropriate legal representation in a manner determined by TA and reasonably acceptable to Szima.

Section 6.                                            Rights and Remedies upon Breach of Covenants.

(a)                                  If Szima breaches, or threatens to commit a breach of, any of the provisions of Section 5 (the “Restrictive Covenants”), TA shall have the right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to TA, that such injury shall be presumed and need not be proven, and that money damages will not provide an adequate remedy to TA.  Such rights and remedies shall be independent of the others and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to TA at law or in equity.

(b)                                 Szima acknowledges and agrees that the Restrictive Covenants are reasonable and valid in scope and in all other respects.  If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect to the greatest extent possible, without regard to the invalid portions.

(c)                                  If any court construes any of the Restrictive Covenants, or any part thereof, to be unenforceable because of the duration of such provision or the scope, such court shall have the power to reduce the duration or scope of such provision and, in its reduced form, such provision shall be enforceable and shall be enforced to the greatest extent possible.

Section 7.                                            Assignment. In the event that TA shall be merged with, or consolidated into, any other person or entity, or in the event that it shall sell and transfer substantially all of its assets to another person or entity, the terms of this Agreement shall inure to the benefit of, and be assumed by, the person or entity resulting from such merger or consolidation, or to which the TA’s assets shall be sold and transferred. This Agreement shall not be assignable by Szima.

Section 8.                                            Governing Law. This Agreement will be governed by the laws of State of Ohio without regard to conflicts of laws principles that might lead to the application of the laws of another jurisdiction.

Section 9.                                            Jurisdiction: Service of Process. Except as otherwise provided in Section 15, any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against either of the parties in the state courts of Ohio or in the United States District Court in Cleveland, Ohio and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on either party anywhere in the world.

Section 10.                                      Hold Harmless and Indemnity.  Holding will indemnify and hold harmless Szima as provided in Section 6.07 of the Agreement and Plan of Merger among TravelCenters of America, Inc., Hospitality Properties Trust, HPT TA Merger Sub Inc. and Oak Hill Capital Partners, L.P. dated September 15, 2006 and acknowledges he is a “Covered Party” as defined therein.  TA and the Employers will indemnify and hold harmless Szima in connection with matters arising out of his having been an officer of TA, the Employers or any of their subsidiaries as provided their respective limited liability company agreements as in effect on the date hereof; additionally Szima has been designated an “Indemnitee” under TA’s  limited liability company agreement with respect to matters arising out of his services under this Agreement.

Section 11.             Release. Szima, for himself and his heirs, successors, and assigns, hereby knowingly and voluntarily remises, releases and forever discharges TA, its current and former officers, directors, agents, representatives, shareholders, and employees, affiliates and subsidiaries (collectively, the “Releasees”), from any and all debts, demands, actions, causes of actions, accounts, covenants, contracts, agreements, claims, damages, omissions, promises, and any and all claims and liabilities whatsoever, of every name and nature, known or unknown, both in law and equity (“Claims”), which Szima now has or ever had against the Releasees from the beginning of the world to the date hereof; provided however that the foregoing release shall not apply to any Claims to enforce this Agreement. The foregoing release of Claims shall apply to any Claim of any type, including, without limitation, any and all Claims of any type that Szima may have arising under the common law or under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protection Act, the Americans With Disabilities Act, the Family and Medical Leave Act and any other federal, state or local statutes, regulations, ordinances or common law creating employment-related causes of action, and shall further apply, without limitation, to any and all Claims for wages, vacation, severance, attorneys’ fees, costs and other forms of compensation, and to any and all Claims in connection with, related to or arising out of Szima’s employment, or the termination of his employment, with any Releasee; provided however that the foregoing release shall not apply to any Claims to enforce this Agreement.

Szima also agrees to execute and deliver to TA and the Employers on the Resignation Date a second general release of claims in the form of Section 11 releasing any Claims that may have arisen between the date of this Agreement and the Resignation Date.

Section 12.                                      Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement, but in proving this Agreement, it shall not be necessary to produce more than one of such counterparts.

Section 13.                                      Section Headings Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

Section 14.                                      Notices. All notices, consents, waivers, and other communications under this Agreement shall be in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by electronic media (with a copy sent by nationally recognized overnight delivery service) or (c) when sent by nationally recognized overnight delivery service, in each case to the appropriate addresses set forth below (or to such other addresses as a party may designate by notice to the other parties):

Szima:	591 Buckhead Court
Avon Lake, Ohio 44012
Email:

TA:	TravelCenters of America LLC
24601 Center Ridge Road, Suite 200
Westlake, OH 44147
Attention: President
Email: obrien.tom@tatravelcenters.com

with a copy to:	Mark R. Young, General Counsel
TravelCenters of America LLC
400 Centre Street
Newton, MA 02458
Email: young.mark@tatravelcenters.com

Notice to TA will constitute notice to the Employers.

Section 15.                                      Arbitration.  Notwithstanding Section 9, if requested in writing by either Szima or TA, any claim or controversy arising out of or relating to the interpretation, construction and performance of this Agreement, or any alleged breach hereof, shall be finally resolved by arbitration conducted in accordance with such rules as may be agreed upon by the parties within thirty (30) days following written notice by either party to the other identifying the issue in dispute and the position of the party giving notice, or failing to achieve such agreement, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association.  Any award rendered in connection with the foregoing arbitration shall be in writing and shall be final and binding upon the parties, and judgment upon any such award may be entered and enforced in any court of competent jurisdiction in accordance with the Federal Arbitration Act.  The forum for such arbitration shall be in Cleveland, Ohio and the governing law shall be the laws of the State of Ohio without giving effect to conflict of laws provisions.  Notwithstanding any provision in this Section 15 to the contrary, TA shall have the right and power to seek and obtain equitable relief in accordance with Section 6.

Section 16.                                      Entire Agreement. This Agreement and the Share Agreement constitute the entire agreement between TA and the Employers, on the one hand, and Szima, on the other hand, with respect to the subject matter and supersedes all prior written and oral agreements and understandings between TA and Szima with respect thereto. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

Section 17.                                      Consultation With Counsel; Time for Signing; Revocation.  Szima has the right to and should consult with an attorney prior to signing this Agreement.  Szima has until twenty-one (21) days from his receipt of this Agreement (June 5, 2008) to decide whether to sign it.  Szima will have seven (7) days after signing this Agreement to revoke his signature.  If Szima intends to revoke his signature, Szima must do so in accordance with the provisions of Section 14 prior to the end of the 7-day revocation period.  This Agreement shall not become effective, and no party hereto shall have any rights or obligations hereunder, until the expiration of the 7-day revocation period.

EXECUTED under seal as of the date first above written.

TravelCenters of America LLC

By:	/s/ Thomas M. O’Brien
Thomas M. O’Brien, President and Chief Executive Officer

TravelCenters of America Holding Company LLC

By:	/s/ Thomas M. O’Brien
Thomas M. O’Brien, President and Chief Executive Officer

TA Operating LLC

By:	/s/ Thomas M. O’Brien
Thomas M. O’Brien, President and Chief Executive Officer

/s/ Joseph A. Szima
Joseph A. Szima